news release
GoDaddy Names Roger Chen as Chief Operating Officer
TEMPE, Ariz., Jan. 5, 2022 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY), the company that empowers everyday entrepreneurs, today announced Roger Chen assumed the role of Chief Operating Officer, effective January 3, 2022. Chen will continue to report to GoDaddy CEO Aman Bhutani.
“Roger has a proven track record of leadership, execution and operational excellence as demonstrated by his most recent successful tenure as President of our Domain Registrars and Investors business,” said Aman Bhutani, GoDaddy CEO.
Chen joined GoDaddy in 2015 as Vice President of Asia, and in 2018, he was promoted to Senior Vice President of the Asia Pacific region. In 2020, he became President of GoDaddy’s Domain Registrars and Investors Business. Chen holds a B.A. degree, with majors in Computer Science and Economics, from the University of California at Berkeley.
About GoDaddy
GoDaddy is empowering everyday entrepreneurs around the world by providing all of the help and tools to succeed online and in-person. GoDaddy is the place people come to name their idea, build a professional website, attract customers, sell their products and services and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success. To learn more about the company visit www.GoDaddy.com.

CONTACTS:

Investors
Christie Masoner
investors@godaddy.com

Media
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.

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